Exhibit 99.52

This business combination involves the securities of a Brazilian company. The business combination is subject to disclosure requirements of Brazil that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Brazil, and some or all of its officers and directors may be residents of Brazil. You may not be able to sue a Brazilian company or its officers or directors in a Brazilian court for violations of the U.S. securities laws. It may be difficult to compel a Brazilian company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

MARFRIG GLOBAL FOODS S.A. Publicly Traded Company CNPJ/MF No. 03.853.896/0001-40 NIRE 35.300.341.031	BRF S.A. Publicly Traded Company CNPJ/MF No. 01.838.723/0001-27 NIRE 42.300.034.240

JOINT MATERIAL FACT

MARFRIG GLOBAL FOODS S.A. (“Marfrig”) and BRF S.A. (“BRF” and, together with Marfrig, the “Companies”), in compliance with Article 157, Paragraph 4, of Law No. 6,404, of December 15, 1976 (“Brazilian Corporations Law”), and Resolution No. 44 of the Brazilian Securities Commission dated August 23, 2021, hereby, in continuation of the joint material facts disclosed on May 15 and 26, 2025, and on August 5, 2025, inform their shareholders and the market in general that, in the Concentration Act No. 08700.005409/2025-01, referring to the merger of BRF shares by Marfrig (“Merger”), the Court of the Administrative Council for Economic Defense (Conselho Administrativo de Defesa Econômica or “CADE”), in a judgment session held on this date, approved the aforementioned concentration act. The referred approval decision and other public documents related to the concentration act may be consulted on CADE’s website.

The Companies emphasize that, under the terms of the “Plan of Merger of BRF S.A. Shares by Marfrig Global Foods S.A.”, executed on May 15, 2025, as amended on May 26, 2025 and approved at the Companies’ extraordinary general meetings held on August 5, 2025, the completion of the Merger is subject to the satisfaction (or waiver, as the case may be) of certain conditions (including the final and binding approval of CADE) and the occurrence of the Closing Date. Additional information regarding the Merger will be timely disclosed by the Companies in accordance with applicable laws and regulations.

São Paulo, September 5, 2025.

MARFRIG GLOBAL FOODS S.A.	BRF S.A.
Tang David Chief Financial Officer and Investor Relations Officer	Fábio Luis Mendes Mariano Chief Financial and Investor Relations Officer

IMPORTANT NOTICE

This communication is not an offering document and does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.

Investors in American Depositary Shares (“ADSs”) of BRF and holders of common shares of BRF are urged to read the informational document regarding the merger between BRF and Marfrig because it will contain important information.

U.S. holders of common shares of BRF are urged to read any informational document or other materials prepared by BRF for common shareholders of BRF regarding the merger because they will contain important information. BRF expects to submit copies of these documents to the U.S. Securities and Exchange Commission (“SEC”) when they are available, and investors and security holders may obtain free copies of these documents and other documents filed by the Companies with the SEC at the SEC’s website at www.sec.gov.

A copy of any informational documents prepared for holders of ADRs or U.S. holders of common shares of BRF (when available) may also be obtained for free from Marfrig.

This communication contains forward-looking statements. These statements are statements that are not historical facts and are based on the current view and estimates of management of BRF and Marfrig of future economic circumstances, industry conditions, company performance and financial results. The words “anticipates,” “believes,” “estimates,” “expects,” “plans” and similar expressions, as they relate to the Companies, are intended to identify forward-looking statements.

Statements regarding the structure and timing of any merger between the Companies, business strategies, future synergies, future costs and future liquidity of the Companies, and pro forma results of operations and financial condition of the Companies are examples of forward-looking statements.

Such statements reflect the current views of management and are subject to a number of risks and uncertainties, including economic and market conditions in Brazil and globally, conditions in the industry of the Companies, any regulatory actions relating to the merger, the ability of the Companies to achieve projected synergies and the risk factors outlined by each of the Companies in their filings with the SEC and the Brazilian Securities Commission (CVM). There is no guarantee that the expected events, trends or results will actually occur.

Any changes in the assumptions and factors on which these forward-looking statements are based could cause actual results to differ materially from current expectations.